Exhibit 99

11011 Via Frontera San Diego, CA 92127 Tel: 858-451-3771 Fax: 858-451-5719

Chris Hendy	Keith A. Butler
Director	Vice President and CFO
858-451-3771 x1202	858-451-3771 x1213
keith@synbiotics.com

Synbiotics Announces Management Changes

San Diego, California: September 24, 2002—Synbiotics Corporation (OTCBB: SBIO) today announced certain changes in its senior management. Keith A. Butler has been appointed to Vice President and Chief Financial Officer. Mr. Butler joined Synbiotics in 1991 and has served as Corporate Controller for 11 years. Mr. Butler replaces Michael Green, Sr. Vice President and Chief Financial Officer, who has resigned.

Paul Rosinack, President and Chief Executive Officer and member of the Board of Directors, has resigned to pursue outside interests. The Board of Directors has created a search committee to seek a replacement for Mr. Rosinack. A subcommittee of the Board of Directors will assume executive duties until a CEO is selected.

The Company expresses its appreciation to Messrs. Rosinack and Green for their years of service and wishes them success in their future endeavors.

Synbiotics Corporation develops, manufactures and markets veterinary diagnostics, instrumentation and related products for the companion animal, large animal and poultry markets worldwide. Headquartered in San Diego, California, Synbiotics manufactures and distributes its products through its operations in San Diego, CA, and Lyon, France. For information on Synbiotics and its products, visit the Company’s website at www.synbiotics.com.

With the exception of historical matters, the issues discussed in this press release are forward-looking statements that are subject to the risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including competition from larger companies, reliance on third-party manufacturers and distributors, possible technology improvement by others, the ability to assimilate acquired businesses, the continued effect on the business from our 2001 lack of liquidity, the seasonality of major portions of the Company’s business and other risks set forth in Synbiotics Corporation’s filings with the Securities and Exchange Commission, particularly Form 10-K filed for the year ended December 31, 2001. These forward-looking statements represent Synbiotics Corporation’s judgment as of the date of the release. Synbiotics Corporation disclaims, however, any intent or obligation to update these forward-looking statements.

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